Exhibit 5.1
April 1, 2010
Natural Resource Partners L.P.
601 Jefferson, Suite 3600
Houston, Texas 77002

RE:	Natural Resource Partners L.P.
Ladies and Gentlemen:
     We have acted as counsel for Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with (i) the offer and sale (the “Offering”) by the Partnership of 4,000,000 common units representing limited partner interests in the Partnership (the “Firm Units”), and up to 600,000 additional common units to cover any over-allotments (the “Option Units” and, together with the Firm Units, the “Units”), each of which are being sold pursuant to the Underwriting Agreement, dated as of April 1, 2010 (the “Underwriting Agreement”), among the Partnership, GP Natural Resource Partners LLC, and NRP (GP) LP, and UBS Securities LLC and Barclays Capital Inc., for themselves and as representatives of the underwriters named on Schedule 1 thereto (the “Underwriters”); and (ii) the filing of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-157595), as filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on February 27, 2009, which was declared automatically effective by the SEC, and was subsequently amended by post-effective amendment on March 19, 2010, including the information, if any, deemed pursuant to Rule 430A, 430B or 430C under the Act to be part of the registration statement at the time of its effectiveness (the “Registration Statement”), (iii) the filing with the SEC of the Partnership’s preliminary prospectus supplement, dated March 31, 2010 (the “Preliminary Prospectus”); and (iv) the filing with the SEC of the Partnership’s final prospectus supplement, dated April 1, 2010 (the “Prospectus”).
     In connection with rendering the opinion hereinafter set forth, we have examined (i) the Underwriting Agreement; (ii) the Registration Statement; (iii) the Preliminary Prospectus; (iv) the Prospectus; (v) the Partnership’s Third Amended and Restated Agreement of Limited Partnership, as amended, (the “Partnership Agreement”); (vi) the Third Amended and Restated Agreement of Limited Partnership of the General Partner, as amended; (vii) the Fourth Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC; (viii) resolutions of the Board of Directors of GP Natural Resource Partners LLC relating to the Offering; and (ix) such other documents and records as we have deemed necessary or advisable for purposes of the opinions expressed below, including the other documents delivered on the date hereof in connection with the closing of the Offering pursuant to the Underwriting Agreement.
     In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the

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Underwriters, and that the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.
     Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Units to be issued and sold by the Partnership to the Underwriters pursuant to the Underwriting Agreement have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable.
     The opinion expressed is limited in all respects to the laws of the State of New York, Delaware Revised Uniform Limited Partnership Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws), the Delaware Limited Liability Company Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
     We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Partnership dated on or about the date hereof and to the use of our name in the Prospectus Supplement and the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com